Exhibit 5.1
DICKSTEIN SHAPIRO LLP
1825 I Street NW • Washington, DC 20006-5403
Tel (202) 420-2200 • Fax (202) 420-2201
July 30, 2007
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Ladies and Gentlemen:
     We have acted as counsel to Sandy Spring Bancorp, Inc., a Maryland corporation, (the “Corporation”) in connection with the Corporation’s Registration Statement on Form S-8 (such Registration Statement, including all exhibits and amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 17,308 shares of common stock, par value $1.00 per share (the “Shares”), for issuance and sale pursuant to the Amended and Restated CN Bancorp, Inc. Stock Option Plan (the “CNB Plan”).
     In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following:
(i) the Registration Statement;
(ii) the Articles of Incorporation and By-Laws of the Corporation, as amended and as currently in effect;
(iii) certain resolutions of the Board of Directors of the Corporation relating to the issuance of the Shares and other transactions contemplated by the Registration Statement;
(iv) the Plan; and
(v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.
     Based upon and subject to the foregoing, we are of the opinion that when sold, issued and paid for as contemplated in the Registration Statement, the Shares will be validly issued and will be fully paid and non-assessable.

     The law covered by the opinion set forth above is limited to the corporate law of the State of Maryland. No other opinion is expressed herein as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Dickstein Shapiro LLP